EXHIBIT 99.1

For Immediate Release

For more information:

Rob Jensen Director of Corporate Communications Captiva Software Corporation 858.320.1255 rjensen@captivasoftware.com	Charles Messman Todd Kehrli MKR Group, LLC 626.395.9500

CAPTIVA ANNOUNCES BETTER THAN EXPECTED PRELIMINARY Q4 AND 2003 REVENUES AND EARNINGS

Company to Present at the Needham Growth Conference January 7th in New York

SAN DIEGO, CA, January 5, 2004—Captiva Software Corporation (Nasdaq: CPTV), a leading provider of input management solutions, today announced stronger than anticipated preliminary revenue and earnings per share figures for the fourth quarter and year ended December 31, 2003. The company cautioned that these estimates are unaudited and that its final results could be subject to change.

Captiva expects record Q4 revenues in the range of $15.6 to $16.0 million, and record Q4 pro forma diluted earnings per share in the range of $0.10 to $0.12. The 2003 revenues are expected to be in the range of $56.6 to $57.0 million, with pro forma diluted earnings per share between $0.29 and $0.31.

Q4 GAAP diluted earnings per share is expected to be between $0.08 and $0.10, using the same number of diluted shares as the Q4 pro forma earnings per share calculation, and including $0.5 million of amortization of intangibles, tax effected at 40%. GAAP diluted earnings per share for 2003 is expected to be between $0.18 and $0.20, using the same number of diluted shares as the pro forma earnings per share calculation for 2003, and including $2.1

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CAPTIVA ANNOUNCES BETTER THAN EXPECTED PRELIMINARY Q4 AND 2003 REVENUES AND EARNINGS/Page 2

million of amortization of intangibles and $0.1 million recovery of merger costs, tax effected at 40%.

In addition to the diluted earnings per share estimates above, the company anticipates a non-recurring tax rate benefit in the range of $0.02 to $0.04 diluted earnings per share in Q4.

During Q4 the company repaid the remaining $1 million line of credit outstanding at September 30, 2003 and expects a cash balance of $15.6 million as of December 31, 2003, an increase of $3.2 million over the cash balance at September 30, 2003.

“We are very pleased to announce that we expect to exceed our previously stated guidance for the fourth quarter of 2003 and the year as a whole,” said Captiva’s President and CEO Reynolds C. Bish. “This is attributable to higher than anticipated demand for our service and digital scanner offerings, and our ongoing efforts to control expenses and leverage our existing infrastructure.”

CEO Speaking at Needham Growth Conference

Mr. Bish will present these preliminary results to technology investors on January 7, at 4:30 PM EST at the sixth annual Needham & Company Growth Conference, taking place this week at the New York Palace Hotel in New York City. Mr. Bish will discuss the company’s market positioning and growth strategies to expand its leadership position in the input management segment of the Enterprise Content Management (ECM) market. His presentation is available on the Captiva website in the investor relations section at http://www.captivasoftware.com/investors/presentations.asp.

Mr. Bish will also be conducting one-on-one meetings with investors and analysts throughout the day. Interested parties should contact the MKR Group at (626) 395-9500 to schedule a meeting.

CAPTIVA ANNOUNCES BETTER THAN EXPECTED PRELIMINARY Q4 AND 2003 REVENUES AND EARNINGS/Page 3

Q4 and 2003 Earnings Release and Conference Call

Captiva will formally report its final results for the fourth quarter and year ended December 31, 2003 after the market close on Wednesday, February 4, 2004. The company will host a conference call at 1:30 p.m. PST (4:30 p.m. EST) that afternoon to review the results and other corporate events. Mr. Bish and Rick Russo, Captiva’s CFO, will be on-line and take part in a Q & A session.

The call can be accessed by dialing 800-365-2845 and giving the company name, “Captiva.” Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. A replay of the conference call will be available two hours after the call for the following two business days by dialing 800-642-1687 and entering the following pass code: 4732379. Also, an instant replay of the conference call will be available over the Internet at http://www.captivasoftware.com in the Investor Relations area of the site or by going to http://www.mkr-group.com.

About Captiva Software

Captiva Software Corporation (Nasdaq: CPTV) is a leading provider of input management solutions. Since 1989, the company’s award-winning products have been used to manage business critical information from paper, faxed and scanned forms and documents, Internet forms and XML data streams into the enterprise in a more accurate, timely and cost-effective manner. These products automate the processing of billions of forms and documents annually, converting their contents into information that is usable in database, document, content and other information management systems. Captiva’s technology serves thousands of users in insurance, financial services, government, business process outsourcing, direct marketing and other markets. For more information, visit www.captivasoftware.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Captiva. All statements in this press release that are not strictly historical, or that are based on unaudited estimates, are forward-looking statements. Forward-looking statements relating to expectations about future events or results to be reported are based upon information available to Captiva as of today’s date, which have not have been reviewed or audited and may therefore be subject to unanticipated changes. Captiva assumes no obligation to update any of these statements. The forward-looking statements are not guarantees of the future performance of Captiva and actual results may vary materially from the results and expectations discussed. The revenues and earnings of Captiva and its ability to achieve planned business objectives are subject to a number of factors that make estimation of future operating results uncertain. These factors include audit related adjustments; increased competition; risks associated with new product strategies and the evolving and varying demand for software products; risks related to the integration of Captiva’s merged businesses; the ability of Captiva to expand its operations; risks relating to litigation, including litigation over intellectual property rights; general technological and economic factors; and the other risks detailed from time to time in each of Captiva’s periodic reports and other documents filed with the Securities and Exchange Commission, including, but not limited to, Captiva’s report on Form 10-K for the fiscal year ended December 31, 2002, quarterly reports on Form 10-Q and current reports on Form 8-K.